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                                                                    EXHIBIT 10.3

                          PURCHASE AND SUPPLY AGREEMENT

This Purchase and Supply Agreement ("Agreement") dated as of January 1 2000 (the Effective Date") is entered into by and between Visteon Corporation., a Delaware corporation ("Visteon"), and FORD MOTOR COMPANY ("FORD "), a Delaware corporation.

                                    RECITALS

 A. Ford and its subsidiaries and affiliates worldwide are engaged in, among other things, the design, manufacture, and sale of motor vehicles and motor vehicle related products. Prior to the Effective Date, all of the business operations which are owned by Visteon were controlled by Ford. As of the Effective Date, Visteon has separated from Ford and become an independent entity.

 B. Visteon and its subsidiaries and affiliates worldwide are engaged in among other things, the design, manufacture, and sale of motor vehicle related components and systems on certain Ford vehicles.

C. Following the separation of Visteon from Ford, Visteon wishes to continue to supply and to assure that its subsidiaries and affiliates have the right, under certain circumstances, to continue to supply Ford and certain of its subsidiaries with motor vehicle related components and systems and Ford wishes to continue acquiring such components and systems on a competitive basis from Visteon and its subsidiaries and affiliates. Further, the parties believe that cooperation with respect to restructuring actions during and after the separation of Visteon from Ford is desirable.

D. Ford and Visteon desire to have Visteon positioned as a viable independent supplier, treated in line with other Tier 1 suppliers of Ford with respect to Ford's general purchasing policies and practices.

E. Ford and Visteon acknowledge that in order for Visteon to achieve this objective and to remain competitive with other Tier 1 suppliers, they will need to cooperate with each other to effectively and efficiently implement product, process and design technologies identified and secured by Visteon into components purchased by Ford.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and intending to be legally bound, Visteon and Ford agree:

1. PRIOR PURCHASE AND SUPPLY AGREEMENTS

1.1 Subject only to the termination provisions of paragraph 4, Visteon and Ford shall continue to honor the terms and conditions of all Purchase Orders, Long Term Supply Agreements, Target Agreements, and Sourcing Confirmation Letters in existence as of the Effective Date entered into by Ford on behalf of itself and as agent for its affiliated companies ("Existing Agreements") regarding the purchase and supply of motor vehicle related components and systems ("Components"), including all Components that have been awarded to Visteon regardless of whether production for such program has commenced, as if Visteon and Ford were separate legal entities at the time such agreements were made, provided, however that the term of each Existing Agreement shall extend through the later of (i) its stated term, or (ii) December 31, 2003. Ford agrees that such Existing Agreements shall transfer to Visteon and shall issue amendments to such documents as may be required by Ford's accounts payable system to include the Visteon name.

1.2 The terms and conditions of Ford's standard Purchase Order (FGT26 rev. 4/97) are incorporated herein and in the Existing Agreements by this reference; provided, however, that in the event the specific agreed upon terms of an Existing Agreement conflict with the terms of Ford's standard Purchase Order terms, including the express omission of some or all of Ford's standard terms, the specific agreed upon terms (including agreed upon omissions), of the Existing Agreement shall control. In the event of a conflict between the terms of an Existing


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Agreement and this Agreement, then the terms of this Agreement shall control.
Additionally, the parties agree that in situations where the parties are silent with respect to the applicability of all of the standard Ford Purchase Order terms and conditions, it shall be presumed that such terms and conditions apply.

1.3 The unit prices for each Component produced for each program will be equal to the existing prices already established by Existing Agreements, and the parties have mutually agreed to certain price reductions which are described in a separate side letter agreement entered into contemporaneously with this Agreement.

1.4 Unless otherwise provided in Existing Agreements, no adjustments will be made for changes in economics, including increases in Visteon's costs for labor, material, or overhead. In the event of an unforeseen extraordinary occurrence which is not the fault of either party and which may significantly affect Visteon's cost of manufacturing and supplying Components to Ford or which otherwise may place a significant financial burden on either party, Ford and Visteon will negotiate in good faith an adjustment to the pricing terms, taking into account all of the circumstances, with the view toward ensuring profitability with respect to Components, as well as the vehicles incorporating Components, to both Ford and Visteon.

2. NEW BUSINESS

2.1 Ford shall treat Visteon in the same manner as it treats its other Tier 1 suppliers with respect to Ford's general sourcing policies and practices, including new purchasing and sourcing initiatives.

2.2 All new business agreements not constituting Existing Agreements hereunder ("New Business Agreements") awarded to Visteon will be governed by Ford's standard Purchase Order terms and conditions (FGT 26 rev. 4/97 or subsequent revisions), the applicable terms of this Agreement and any other specific terms and conditions under which that business is awarded. During the term of this Agreement, Visteon will continue to be included on Ford's list of suppliers receiving Requests for Proposals, including Requests for Quotations, design competitions and advanced technology development activities.

2.3 Other than business awarded pursuant to Visteon's exercise of its right of last refusal, New Business Agreements awarded to Visteon, if any, will be at Ford's sole discretion.

3.    PAYMENT TERMS

3.1 The payment terms of all Existing Agreements shall remain unchanged as of the Effective Date, however, Visteon recognizes its need to remain competitive and agrees to participate with Ford, consistent with the participation of Ford's other Tier 1 suppliers, as and when Ford moves to different supply chain models and payment term constructs. Payments will be made to Visteon in the currency of the country of final manufacture or assembly of the Components to the extent consistent with payment terms applied to Ford's other Tier 1 suppliers. The parties will continue the present monthly billing process for material shipments until such time as the accounting functions for Visteon have been sufficiently transitioned so that there is no longer the ability to continue the present billing practices. After Visteon has transitioned from the Ford accounting services necessary for the present billing process, Visteon will be reimbursed based on normal Ford Tier 1 supplier payment terms and practices in effect at that time.

4. RIGHT TO TERMINATE FOR NON-COMPETITIVENESS

4.1 If during the term of any Existing Agreement or New Business Agreement relating to a given Component (collectively "Purchase and Supply Agreement"),
(a) there is a demonstrable decline in the overall quality of Visteon's products or services, or (b) Visteon does not remain competitive in design, quality, service, technology and delivery on any Component thereunder with other responsible suppliers or potential suppliers, or (c) Ford can substitute supplies of significantly advanced design or processing, Ford may terminate its purchase obligations with respect to such Component in whole or in part without further liability. Ford shall provide

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written notice to Visteon which outlines its causes for termination and specifies a termination date at least three months after the date of the notice. If Visteon demonstrates to Ford, at least one month prior to the specified date of termination, that Visteon will correct the causes by the termination date or a subsequent date acceptable to Ford, termination of the Purchase and Supply Agreement with respect to the affected Component will be suspended and that agreement will continue.

4.2 Ford will not be responsible for any supplemental or compensatory payments to Visteon in the event that a Purchase and Supply Agreement is terminated because of non-competitiveness, provided however that this provision shall not vitiate any separate agreement between Ford and Visteon relating to ongoing employee relationships.

5. QUALITY/COST IMPROVEMENT INITIATIVES

5.1 To insure a robust quality improvement process, Visteon will participate in Ford quality improvement programs and Ford can require Visteon to achieve reasonable increased quality standards, consistent with the current practice of Ford's other Tier 1 suppliers All Visteon facilities that produce Components for Ford shall achieve and retain Q1 status and shall also maintain ISO9000 compliance during the terms of any applicable Purchase and Supply Agreement.

5.2 Visteon will participate with Ford on its cost, warranty and customer satisfaction improvement programs on all Components, whether covered by Existing Agreements or New Business Agreements, including sharing the necessary information requested by Ford, consistent with the current practice of Ford's other Tier 1 suppliers.

6. RIGHT OF LAST REFUSAL ON REPLACEMENT BUSINESS

6.1 Beginning January 1, 2000 (the "Effective Date") and continuing through May 31, 2003 (the "ROLR Term"), Visteon shall be granted a right of last refusal under competitive purchase order terms for the first replacement cycle of existing product programs (in the United States, Europe, Canada, and Mexico production for export to the United States) for those Components currently provided by Visteon pursuant to Existing Agreements provided that it is competitive in terms of quality, service and delivery on those Components at the time it wishes to exercise the right of last refusal, and further provided that it can demonstrate to Ford's reasonable satisfaction its capability to be competitive in design and technology for the replacement cycle Components. For Visteon's manufacturing operations not covered by the foregoing sentence, Visteon shall be deemed to be the "incumbent" supplier and will be treated by Ford in the same manner as Ford treats its other incumbent suppliers. The parties agree that right of last refusal for those Components produced in Mexico for use in the United States shall not be subject to the Sourcing Council process. The right of last refusal for Components supplied by Visteon facilities in Western Europe will be administered to be consistent with Ford's sourcing obligations described in the Agreement Governing the Separation of the Ford Visteon Organization dated January 25, 2000 as it may be amended from time to time. The mechanics of Visteon's right of last refusal shall operate in accordance with Exhibit I provided, however, that any Visteon manufacturing operation that has not achieved Q1 status, or whose Q1 status has been revoked will be considered to be on New Business Hold and during such period, the right of last refusal may not be invoked for Components that would be produced at that manufacturing operation.

6.2 Except as specifically provided above, the right of last refusal does not apply to Asia, new markets, Mexico (other than production of Components for export for use in the United States and Components assembled into vehicles in Mexico that will be exported to the United States), or South America.

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7. TOOLING

7.1 The ownership of tooling for the production of Components is governed by the Master Transfer Agreement.

7.2 Use of Ford-owned tooling for the production of service and replacement parts and other aftermarket applications is governed by the Relationship Agreement Between Automotive Consumer Services Group and Visteon Corporation.

7.3 Visteon shall not use Ford-owned tooling to produce products for other customers if such tooling is used to produce products for serial production for Ford; provided, however, that Visteon shall be allowed to continue the use of such tooling to the extent necessary to satisfy already awarded contracts or extensions of such contracts, where Visteon has previously used such tooling to produce such products. Visteon will have the burden of establishing, upon Ford's reasonable request, the existence of a binding contract with other customer(s) and prior use of particular tooling for those specific customer(s) prior to the Effective Date. If Visteon is unable to establish such facts with respect to particular tooling, Visteon will not have the right to use the applicable tooling. Moreover, Visteon agrees that it will not expand the use of any tooling described in this Section to new products, new customers or new contracts, other than for or with Ford.

7.4 In the event that (i) any Excusable Delay (as defined in Ford's standard Purchase Order terms) prevents Visteon from producing or delivering products, or
(ii) Ford resources products to another supplier as permitted under this Agreement Visteon will permit Ford to take possession of all Ford-owned tooling which is used to produce serial production parts for Ford in accordance with Ford's Purchase Order Terms and Conditions; provided, however, that in the event such tooling is being used by Visteon to produce products for other customers (as permitted pursuant to Section 7.3 above, it being understood and agreed that Visteon shall have the burden of proving such eligibility), Ford will to the extent practicable, allow the new supplier to use such tooling to produce products for sale to Visteon to permit Visteon to satisfy Visteon's pre-existing contractual commitments to other customers.

7.5 Ford agrees to return to Visteon all tooling of which Ford obtains possession as a result of an event constituting an Excusable Delay as promptly as commercially reasonable under the circumstances, following the cessation of that Excusable Delay event; provided, however, that Ford shall not be required to return any such tooling to Visteon until after Ford has satisfied any contractual commitments that Ford may have made to other suppliers regarding products produced from such tooling.

7.6 Nothing contained in this Article 7 shall be construed to restrict Visteon's use of tooling beyond the specific rights herein granted, to the extent that Ford may in the future, expand such rights with respect to Tier 1 suppliers generally.

8. PROCESS FOR VISTEON TO EXIT CERTAIN BUSINESSES

Visteon shall not sell or exit any of its business operations engaged in the production of Components for Ford without first advising Ford of its intent to do so, providing sufficient detail with respect to the means by which Visteon expects to assure Ford of a continued supply of affected Components on the same terms and conditions, through the remaining terms of the affected Purchase Orders and Long Term Supply Agreements. Visteon will reasonably consider Ford's input and concerns and Ford will cooperate in good faith with Visteon in any restructuring actions.



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9. RAW MATERIALS AND PURCHASED COMPONENTS

To the extent mutually practical and consistent with all applicable laws and regulations and consistent with the terms of all Existing Agreements, Visteon will participate in Ford's raw materials supply system or directed buy programs for raw materials as amended from time to time, in the same manner as Ford's other Tier 1 suppliers

10. TERM AND TERMINATION

10.1 The term of this Agreement shall commence on the Effective Date and continue as long as any Existing Agreement is in effect, including any extensions of any Existing Agreement.

10.2 Either Ford or Visteon may terminate this Agreement in the event that (a) the other party materially breaches this Agreement; (b) the other party becomes insolvent or enters bankruptcy, receivership, liquidation, composition of creditors, dissolution or similar proceeding; or (c) a significant portion of the assets of the other party necessary for the performance of this Agreement becomes subject to attachment, embargo or expropriation. In addition, Ford may terminate this Agreement in the following events: (i) thirty-five percent or more of the voting shares of Visteon become owned or controlled, directly or indirectly, by a competitor of Ford in the business of manufacturing motor vehicles; or (ii) all of the Existing Agreements become subject to termination or cancellation pursuant to their terms.

10.3 A party intending to terminate this Agreement pursuant to this Article 10 shall first notify the other party of the grounds for the intended termination. If the other party fails to remedy such grounds for termination within sixty
(60) days of such notice (or any longer period of time as mutually agreed by the parties), then the terminating party may terminate this Agreement effective upon notice to the other party without the need for any judicial action.

10.4 The provisions of this Article 10 are without prejudice to any other rights or remedies either party may have by reason of the default of the other party.

10.5 In the event a competitor of Ford in the business of manufacturing motor vehicles acquires a significant interest in Visteon (directly or indirectly) Visteon will provide Ford with reasonable assurances that Visteon will utilize its best efforts to preserve the confidentiality of all information related to products produced for Ford and Ford product programs.

11. GENERAL PROVISIONS

11.1 No Agency. This Agreement does not constitute either party the agent or legal representative of the other party. Neither party is authorized to create any obligation on behalf of the other party.

11.2 Notices. Any notice under this Agreement must be in writing (letter, facsimile) and will be effective when received by the addressee at its address indicated below.

(a) Notice sent to Visteon will be addressed as follows:
Visteon:                                    Visteon Corporation
                                            5500 Auto Club Drive
                                            Dearborn, MI 48126
                                            Attention:  General Counsel
                                            Fax: (313) 390-2718
(b) Notice sent to Ford will be addressed as follows:
                                            Ford Motor Company
                                            Office of the Secretary
                                            One American Road
                                            12th Floor World Headquarters
                                            Dearborn, Michigan 48126
                                            Fax: (313) 248-7036

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(c) The parties by notice hereunder may designate other addresses to which notices will be sent.


11.3 Subsidiaries and Affiliates. The following Ford subsidiaries and affiliates are bound to this Agreement: Volvo Car Corporation ("Volvo"), Mazda Motor Corporation ("Mazda"), and Jaguar Cars Ltd. ("Jaguar"); provided, however that neither the Right of Last Refusal as described in Appendix I nor the price reductions referenced in Section 1.3 shall apply to Jaguar, Volvo or Mazda brand sourcing regardless of whether Ford Motor Company is the entity that issued the Existing Agreements on behalf of Volvo or Mazda, and further provided that Ford will use reasonable efforts to secure a similar commitment from Mazda and will use reasonable efforts to ensure that, during the ROLR Term, Visteon is given the opportunity by Jaguar and Volvo to quote for all new business for components that it is able to produce. Ford will not transfer sourcing responsibility to an entity that is not bound by the Right of Last Refusal for the purpose of avoiding such obligation. No other subsidiaries or affiliates of Ford are parties to this Agreement and they are not bound by the provisions herein unless and until they separately agree to be so bound.


11.4 Amendments. No amendment to this Agreement will be binding upon either party unless it is in writing and is signed by a duly authorized representative of each party. This Agreement supersedes any prior agreements between the parties concerning the subject matter herein.

l1.5 Assignments. This Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and permitted assigns, but no rights, interests or obligations of either party herein may be assigned without the prior written consent of the other, which consent shall not be unreasonably withheld.

11.6 Severability. If any provision of this Agreement, or portion thereof, is invalid or unenforceable under any statute, regulation, ordinance, executive order or other rule of law, such provision, or portion thereof, shall be deemed reformed or deleted, but only to the extent necessary to comply with such statute, regulation, ordinance, order or rule, and the remaining provisions of this Agreement shall remain in full force and effect.

11.7 Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Michigan, excluding its conflict of laws rules. Each party consents, for purposes of enforcing this Agreement, to personal jurisdiction, service of process and venue in any state or federal court within the State of Michigan having jurisdiction over the subject matter. The parties exclude the application of the 1980 United Nations Convention on Contracts for the International Sale of Goods, if otherwise applicable.


        If a dispute arises between the Parties relating to this Agreement, the following procedure shall be implemented except that either Party may seek injunctive relief from a court where appropriate in order to maintain the status quo while this procedure is being followed:

                 (1) The Parties shall hold a meeting promptly, attended by persons with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute; provided, however, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the Parties or be deemed a waiver by a party hereto of any remedies to which such Party would otherwise be entitled.

                  (2) If within thirty (30) days after such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to mediation in accordance with the then-current Model Procedure for Mediation of Business Disputes of the Center for Public Resources and to bear equally the costs of the mediation. The Parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the Center for Public

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                  Resources if they have been unable to agree upon such
                  appointment within twenty (20) days from the conclusion of the negotiation period.

                  (3) The Parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days. If the Parties are not successful in resolving the dispute through the mediation, then the Parties agree to submit the matter to binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration, by a sole arbitrator.

                  (4) Mediation or arbitration shall take place in the City of Dearborn, Michigan. Equitable remedies shall be available in any arbitration. Punitive or exemplary damages shall not be awarded. This clause is subject to the Federal Arbitration Act, 9 U.S.C.A. Section 1 et seq., or comparable legislation in non-U.S. jurisdictions, and judgment upon the award rendered by the arbitrator, if any, may be entered by any court having jurisdiction thereof.

11.8 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.

IN WITNESS WHEREOF, Ford and Visteon have caused this Agreement to be executed in multiple counterparts by their duly authorized representatives.


VISTEON CORPORATION                          FORD MOTOR COMPANY

By: /s/ Daniel R. Coulson                    /s/ Carlos Mazzorin
    ------------------------------------     -----------------------------------
        Daniel R. Coulson                    Carlos Mazzorin
Title:  Executive Vice President and         Group Vice President
        Chief Financial Officer              Global Purchasing and South America

Date: April 1, 2000                          Date: April 1, 2000
      ----------------------------------         -------------------------------
                                             /s/ Malcolm S. Macdonald
                                             -----------------------------------
By:                                          Malcolm S. Macdonald
    ------------------------------------     Vice President-Treasurer

Title:
       ---------------------------------
                                             Date: March 30, 2000
                                                   ----------------------------
Date:
      ----------------------------


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                                                                      Appendix I

                              RIGHT OF LAST REFUSAL


In order to invoke the right of last refusal, Visteon must be competitive in terms of quality, service and delivery with respect to the Components for which Visteon is exercising its right of last refusal.

      (a) Upon commencement of a product program covered by the right of last refusal specified in Section 6.1 (a "ROLR Product"), Ford will submit to prospective suppliers, including Visteon, a request for proposal in accordance with its customary procedures including but not limited to, the bundling of ROLR Products for any Component with ROLR Products for other Components; provided, however, that the bundling of ROLR Products will involve naturally related components, systems and modules, consistent with Ford's standard commodity sourcing practices.

      (b) When such bundled sourcing packages including two or more ROLR Products are offered, Visteon will have the right of last refusal on any such ROLR Product(s) in the bundle. For those products in the bundle not currently provided by Visteon, the right of last refusal shall not apply.

      (c) If Visteon wishes to exercise the right of last refusal with regard to a ROLR Product, Visteon must participate in the sourcing process, including developmental work, the advance purchasing/engineering process, and the submission of bids, all on the same basis as other potential suppliers.

      (d) In the event Ford determines that a proposal submitted by an entity other than Visteon is the most favorable (the "Favorable Proposal"), Ford will notify Visteon in writing of the material terms (including price, other financial considerations (including, without limitation, the economic impact of price reductions on other current and future products) material content, investment, timing, non-proprietary technology, and the existence of proprietary technology) of the Favorable Proposal (the "Terms Notice"), and will request that Visteon notify Ford in writing whether Visteon wishes to supply such ROLR Product(s) on terms the same as or substantially the same as (as mutually determined by the parties in their reasonable discretion) the terms of the Terms Notice.

      (e) Following receipt by Visteon of the Terms Notice from Ford, Visteon must notify Ford in writing of its willingness and ability to supply such ROLR Products on such terms within seven (7) business days if no new technology is included in the Favorable Proposal, or fifteen (15) business days if new technology is included in the Favorable Proposal. Visteon must demonstrate to Ford's reasonable satisfaction that it has the capability to be competitive in design and technology with the Favorable Proposal.

      (f) If Visteon so notifies Ford that it is willing and able to supply such ROLR Product(s) on such terms, then Visteon will be awarded the sourcing of such ROLR Product(s) for the relevant Purchase and Supply Agreement term.

      (g) If Visteon fails to so notify Ford or notifies Ford that it is unwilling or unable to supply such ROLR Product(s) on such terms, Ford may source the ROLR Product(s) on terms no less favorable to Ford than those set forth in the Terms Notice.

      (h) If for any reason Ford determines to source such ROLR Product(s) on terms less favorable to Ford than the terms of the Terms Notice, then Visteon will again have the right of last refusal to supply such ROLR Product(s) in the manner described in this Appendix.

      (i) Under no circumstances will Ford be responsible for any supplemental or compensatory payments to Visteon in the event Visteon fails to exercise its right of last refusal or can not provide the Components on a competitive basis. The right of last refusal for those Components produced in Mexico for use in the United

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States shall not be subject to the Sourcing Council process. The right of last refusal for Components supplied by Visteon facilities in Western Europe will be administered to be consistent with Ford's sourcing obligations described in the Agreement Governing the Separation of the Ford Visteon Organization dated January 25, 2000 as it may be amended from time to time.


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